EXHIBIT 99

[EagleBank logo ommitted]


PRESS RELEASE                                        EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                                CONTACT:
                                                     Ronald D. Paul
July 15, 2003                                        (301) 986 1800


              EAGLE BANCORP, INC. ANNOUNCES 1ST HALF 2003 EARNINGS

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, announced net income of $1.6 million (56 cents per basic and 52 cents per diluted share) for the six months ended June 30, 2003, compared to $897 thousand (31 cents per basic and 29 cents per diluted share) for the six months end June 30, 2002, an 80% increase. Net income for the second quarter of 2003 was $639 thousand (22 cents per basic and 20 cents per diluted share), compared to $528 thousand (18 cents per basic and 17 cents per diluted share) for the second quarter of 2002.

The Company reported total assets at June 30, 2003 of $420 million compared to $348 million at December 31, 2002, and $350 million at March 31, 2003. At June 30, 2003 deposits and customer repurchase agreements totaled approximately $335 million compared to $303 million at December 31, 2002. For the six months ended June 30, 2003, loans (including loans held for sale) increased to $266 million from $242 million at December 31, 2002.

Contributing to the growth in assets and liabilities are the escrowed subscription funds in the Company's offering of up to approximately 2.448 million shares of common stock for an aggregate offering price of approximately $30 million. The subscriptions, which totaled approximately $36 million at June 30, 2003 and $37 million at July 11, 2003, were invested in short term government securities and deposits with another bank, and are reflected as "Escrowed Subscriptions Received". Excluding the impact of the escrowed subscription funds, the Company's assets increased by approximately $34 million during the second quarter of 2003, by approximately $36 million from December 31, 2002 and $98 million from June 30, 2002.

The escrowed subscription funds represent an oversubscription of approximately $6 million at June 30, 2003, which will be refunded to certain subscribers following termination of the subscriber's right of withdrawal and final allocation of available shares. The subscription period for the offering ended July 11, 2003, and subscribers have the right to withdraw their subscriptions until 5PM, eastern daylight time on July 25, 2003. It is expected that final allocations will be made shortly after the expiration of the withdrawal period. While the Company does not expect that the withdrawal rate of subscriptions would exceed the amount of the oversubscription, subscribers have an absolute right to withdraw and there can be no assurance that the Company will close on any specific number of shares.

Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc., are delighted with the continued growth in assets and profitability of the Company enjoyed during the second quarter, as well as the support of the Company reflected by the high level of interest in the offering.

EagleBank commenced operations in July 1998. It presently has six offices, five in Montgomery County, Maryland and one in the District of Columbia. EagleBank specializes in delivering full relationship banking to the business and professional communities.

This information contains forward looking statements regarding Eagle Bancorp's anticipated future results of operations, which are subject to risks and uncertainties. Actual future results may differ materially from current expectations as a result of changes in general economic conditions, including interest rates, competition, loan demand and other factors. This press release does not constitute an offer to sell or a solicitation of any offer to buy securities.

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